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                                                                   EXHIBIT 10.44

                             DATED __________, 1996



                            PROZESSDATENTECHNIK GmbH

                                    - AND -

                        UK CONSUMER ELECTRONICS LIMITED



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                         SOFTWARE LICENCE AND TECHNICAL
                               SUPPORT AGREEMENT
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                              Jay Benning & Peltz
                           One Great Cumberland Place
                                 London W1H 7AL



                              Tel:  0171-636 9043
                               Fax: 0171-631 4207

                                    Ref: BJ



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[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.
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                SOFTWARE LICENCE AND TECHNICAL SUPPORT AGREEMENT

                                                                       PAGE
                                                                       ----
Index to Clauses

1   Definitions......................................................   1

2   Grant of Licence and Provision of Services.......................   2

3   Licence Fee......................................................   3

4   Technical Support................................................   3

5   Property and Confidentiality in the Licensed Program Materials...   5

6   Use on Non-Designated Equipment and Relocation of the
      Designated Equipment...........................................   5

7   Warranty.........................................................   6

8   Limitation of Liability..........................................   6

9   Intellectual Property Rights Indemnity...........................   6

10  Risk in the licensed program materials...........................   7

11  Confidentiality..................................................   7

12  Licensee's Representatives.......................................   7

13  Force Majeure....................................................   7

14  Waiver...........................................................   8

15  Notices..........................................................   8

16  Invalidity and severability......................................   8

17  Entire Agreement.................................................   8

18  Successors.......................................................   9

19  Assignment and Sub-Licensing.....................................   9

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                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                       PAGE
                                                                       ----

20  VAT..............................................................   9

21  Headings.........................................................   9

22  Law..............................................................   9


Schedule

               SOFTWARE LICENCE AND TECHNICAL SUPPORT AGREEMENT


Date:                           1996

Parties:

1    "The Company":    PRODAC PROZESSDATENTECHNIK GmbH a Company
                       incorporated in Germany and whose registered office is at Max-Planck-Strasse 38D - 50858 Koln Marsdorf Germany

2    "The Licensee":   UK CONSUMER ELECTRONICS LIMITED registered number
                       532857) whose registered office is at Granada House
                       Ampthill Road, Bedford MK42 9QR


                                    RECITAL

     The Company has agreed to grant the Licensee perpetual non-exclusive, royalty-free licenses to use the computer software programs and associated documentation listed in the Schedule and to provide certain services to the Licensee in respect of technical support upon the terms and conditions of this Agreement.

     Operative Provisions:

1    DEFINITIONS

     1.1  In this Agreement unless the context otherwise requires:

     "ACTUAL DELIVERY DATE" means the actual date that the Prodac System in which the licensed program is to reside is delivered.

     "ADDITIONAL CHARGES" means the charges at the Company's rates from time to time for work undertaken on a time and materials basis.

     "CDPA" means the Copyright Design & Patents Act 1988.

     "COMMISSIONING" as defined in the Supply Agreement.

     "CONSEQUENTIAL LOSS" means a liability in respect of loss of profits goodwill or any type of special indirect or consequential loss (including loss or damage suffered as a result of action brought by a third party) other than any liability for death or injury arising from negligence.

     "DELIVERY DATE" means the estimated date for the delivery of the Licensed Program Materials set out in the Schedule.

     "LICENCED PROGRAMS" means the software programs used in the Prodac System save for the Microsoft and Microcom Software including any New Release of the same made or issued pursuant to clause 4 below.

     "LICENCED PROGRAM MATERIALS" means the Licensed Programs and the Program Documentation.

     "NEW RELEASE" means any improved enhanced modified or corrected version of any of the Licensed Programs or Program Documentation from time to time issued by the Company.

     "PRODAC SYSTEM" has the same meaning as that in the supply agreement between the parties of even date.

     "PROGRAM DOCUMENTATION" means the instruction manuals for the software and any other information to be made available from time to time during this Agreement by the Company at its discretion in either printed or machine readable form to the Licensee.

     "SERVICES" means the provision of Technical Support in accordance with respectively clause 4 below.

     "SITE" means the address for delivery of the Licensed Program Materials to be advised in the relevant order.

     "THE SUPPLY AGREEMENT" as referred to above in the definition of Prodac System.

     "TECHNICAL SUPPORT" means the provision of such categories of technical support in accordance with clause 4 below.

     "USE" includes, without limitation, the running, copying or transmission of the Licensed Programs into or on the Prodac System and the operation of the Prodac System and Licensed Programs with other equipment or software together with the use of the Program Documentation.

2    GRANT OF LICENCE AND PROVISION OF SERVICES

     2.1 The parties agree that the first time Licensed Programs are supplied by the Company to the Licensee on the supply of any Prodac System whether before or after the date of this Agreement including the completion of the Sale & Purchase Agreement relating inter alia to the Customer Agreements referred to in Clause 3.1 the provisions of this Agreement shall apply to the Licensed Programs so supplied;

     2.2 The Company in consideration of the payment by the Licensee of the Licence Fee in accordance with clause 3 below hereby:

          2.2.1 grants to the Licensee a perpetual, non-exclusive royalty-free licence to Use:

                 (i)     the Licensed Programs upon the Prodac System and

                 (ii)    the Program Documentation; and

          2.2.2 undertakes to the Licensee to provide the Services upon the terms and conditions of this Agreement.

3    LICENCE FEE

     3.1 The Licensee shall pay a one off licence fee of Dm [***] plus VAT to the Company ("the Fee") for each Licensed Program ordered but not already paid for and those to be ordered in the future but not for those relating to the Customer Agreements as referred to in the Sale and Purchase Agreement of even date made inter alia between the parties at the time and in the manner that the Licensee is to pay for the Prodac System into which the Licensed Programs are to be installed.

     3.2 The Company reserves the right to charge the Licensee interest in respect of the late payment of any sum due under this Agreement (as well after as before judgment) at the rate of three per cent per annum above the base rate from time to time of Barclays Bank plc from the due date therefor until payment.

4    TECHNICAL SUPPORT

     4.1 With effect from the Actual Delivery Date and for seven years from the date of Commissioning of the last Prodac System sold by the Company to the Licensee in each case the Company shall provide in respect of each of the Licensed Programs such category of Technical Support as referred to in Clause 4.2.

     4.2 Technical Support shall comprise all or any of the following categories and as otherwise stated.

          4.2.1 advice by telephone on the Use of the Licensed Programs (category "A") free of charge until the expiration of one month from Commissioning;

          4.2.2 free of charge information and advice by telephone or within a reasonable time by post on forthcoming New Releases of the Licensed Programs (category "B");

          4.2.3 upon request by the Licensee the diagnosis of faults in the Licensed Programs and the rectification of such faults (remotely or by attendance on Site as determined by the Company) within a reasonable time where appropriate by the issue of fixes in respect of the Licensed Programs

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[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

and the making of all necessary consequential amendments (if any) to the Program Documentation (category "C");

          4.2.4 the despatch within a reasonable time to the Licensee whenever available of fixes in respect of the Licensed Programs (category "D").

          4.2.5 for the price of [***] DM plus VAT the despatch within a reasonable time to the Licensee whenever available of one copy of any New Release of the Licensed Programs or Program Documentation if required by the Customer at its expense and the Licensee shall be entitled to make multiple copies at no additional charge for each Prodac System (category "E").

     4.3 The Licensee shall supply in writing to the Company a detailed description of any fault requiring Technical Support within category C above and the circumstances in which it arose forthwith upon becoming aware of the same.

     4.4 The Response Time for category C Technical Support shall be between the hours of 9:00 a.m. and 5:30 p.m. Monday through Friday (excluding bank and other public holidays). The Company shall use its reasonable endeavors to respond within 24 hours of receipt of a request.

     4.5 Technical Support shall include the diagnosis and rectification of any fault but the Response Times shall not apply in any such case and response shall take place within a reasonable time having regard to all the circumstances resulting from:

          4.5.1 the improper use operation or neglect of either the Licensed Program Materials or the Prodac System; or

          4.5.2 the modification by the Licensee of the Licensed Programs or the merger (in whole or in part) with any other software;

          4.5.3 the use of the Licensed Programs on equipment other than the Prodac System;

          4.5.4 the failure by the Licensee to implement recommendations in respect of or solutions to faults previously advised by the Company;

          4.5.5 any repair adjustment alteration or modification of the Licensed Programs by any person other than the Company without the Company's prior consent;

          4.5.6 the use of the Licensed Programs for a purpose for which they were not designed.

     4.6 The Company shall upon request by the Licensee provide Technical Support notwithstanding that the fault results from any of the circumstances described in clause 4.5 above. The Company shall in any case be entitled to levy reasonable charges in the manner set out in Clause 4.7 below.

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[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

     4.7 Subject to the provisions of Clause 4.2.1 and 4.2.2. save in a case in which a software malfunction takes place as a result of anything done or omitted to be done by the Company, the Company shall be entitled to levy reasonable charges on the basis of time spent including where applicable traveling time, subsistence and the price of materials and of spare parts.

     4.8 Charges shall be invoiced by the Company monthly in arrears and shall be payable by the Licensee (together with value added tax thereon) within 30 days of despatch of an invoice therefor.

     4.9 The Company shall not be liable under this Agreement for the consequences of any of the circumstances set out in clause 4.5 above.

5    PROPERTY AND CONFIDENTIALITY IN THE LICENSED PROGRAM MATERIALS

     5.1 The Licensed Program Materials contain confidential information of the Company and all copyright trade marks and other intellectual property rights in the Licensed Program Materials are the exclusive property of the Company.

     5.2  The Licensee shall not:

          5.2.1 reverse compile, copy or adapt the whole or any part of the Licensed Program Materials except for the purposes expressly permitted by and in accordance with CDPA 1988 as amended.

          5.2.2 remove or alter any copyright or other proprietary notice on any of the Licensed Program Materials.

     5.3  The Licensee shall:

          5.3.1  keep confidential the Licensed Program Materials;

          5.3.2 reproduce on any copy (whether in machine readable or human readable form) of the Licensed Program Materials the Company's copyright and trade mark notices;

          5.3.3 notify the Company immediately if the Licensee becomes aware of any unauthorized use of the whole or any part of the Licensed Program Materials by any third party.

6    USE ON NON-DESIGNATED EQUIPMENT

     6.1 If the Prodac System is for any reason inoperable the Licensee shall be entitled without extra charge to use the Licensed Programs upon such alternative machine under the control of the Licensee as the Company shall approve (such approval not to be unreasonably withheld or delayed) until such time as the Prodac System once more becomes operable which fact shall be promptly notified to the Company.

     6.2 Subject to Clause 6.1 if the Licensee shall replace the Prodac System or permanently transfer the Licensed Program Materials from the Prodac System the Company shall be under no obligation to provide any further Technical Support.

7    WARRANTY

     7.1 Subject to the exceptions set out in clauses 7.2 and 7.3 below and the limitations upon its liability in clause 8 below the Company warrants that its title to and property in the Licensed Program Materials is free and unencumbered and that it has the right power and authority to license the same upon the terms and conditions of this Agreement.

     7.2 The Company will perform the Services with reasonable care and skill.

     7.3 The Company warrants that the Licensed Programs (including where in machine-readable form the Program Documentation) will on despatch be in good working condition and fit for Use.

     7.4 The Company shall remedy and breach of the warranties set out above by the provision where appropriate of Technical Support.

     7.5 Subject to the foregoing all conditions, warranties, terms and undertakings express or implied, statutory or otherwise in respect of the Licensed Program Materials and the provisions of the Services are hereby excluded.

8    CONSEQUENTIAL LOSS

     (A) The Company shall not be liable for Consequential Loss in relation to any matter if:

          (a) the Licensee shall have failed to give the Company written notice of the relevant matter (stating in reasonable details its nature and, so far as is practicable, the amount claimed) and to consult with the Licensee with respect to the matter; or

          (b) the Licensee shall have settled any claim or taken (or failed to have taken) any significant step in proceedings in relation to the matter without the prior written consent of the Company such consent not to be unreasonably withheld or delayed.

     (B) The Licensee will limit liability under any new contracts with any customers to (Pounds)5,000 per hotel.

9    INTELLECTUAL PROPERTY RIGHTS

     9.1 Subject to the rights granted to the Licensee by this Licence, and to others the Licensee acknowledges that all and any proprietary rights in the Software, shall be and remain the sole property of the Company.

     9.2 The Company shall indemnify and hold harmless the Licensee against any damages (including costs) that may be awarded by a court of competent jurisdiction or agreed to be paid to any third party with the prior consent of the Company in respect of any claim or action that the normal operation possession or use of the Licensed Program Materials by the Licensee infringes the patent, copyright, registered design or trade mark of the said third party.

10   RISK IN THE LICENSED PROGRAM MATERIALS

     Risk in the Licensed Program Materials will pass to the Licensee upon the delivery to the Licensee. If subsequently the Licensed Program Materials are (in whole or in part) destroyed damaged or lost the Company will upon request replace the same subject to the Licensee paying its then prevailing charges for the relevant media.

11   CONFIDENTIALITY

     11.1 Each of the parties hereto undertakes to the other to keep confidential all information (written or oral) concerning the business and affairs of the other that it shall have obtained or received as a result of the discussions leading up to or the entering into of this Agreement save that which is:

          11.1.1    trivial or obvious;

          11.1.2 already in its possession other than as a result of a breach of this clause; or

          11.1.3 in the public domain other than as a result of a breach of this clause.

     11.2 Each of the parties undertakes to the other to take all such steps as shall from time to time be necessary to ensure compliance with the provisions of clause 11.1 above by its employees, agents and sub-contractors.

12   LICENSEE'S REPRESENTATIVES

     The Licensee shall communicate to the Company upon the date hereof the identify of the person(s) or the department within its undertaking who shall act as the sole contact point and channel of communication for the provision by the Company of the Services during the currency of this Agreement. The Licensee shall forthwith inform the Company of any change in the identity of any such person(s) or department.

13   FORCE MAJEURE

     13.1 Neither party hereto shall be liable for any breach of its obligations hereunder resulting from causes beyond its reasonable control including but not limited to fires, strikes (of its own or others' employees), insurrection or riots, embargoes, wrecks, or delays in transportation, inability to obtain supplies and raw materials, requirements or regulations of any civil or military authority (an "Event of Force Majeure").

     13.2 Each of the parties hereto agrees to give notice forthwith to the other upon becoming aware of an Event of Force Majeure such notice to contain details of the circumstances giving rise to the Event of Force Majeure.

14   WAIVER

     The waiver by either party of a breach or default of any of the provisions of this agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or other provisions not shall any delay or omission on the part of either party to exercise or avail itself of any right power or privilege that it has or may have hereunder operate as a waiver of any breach or default by the other party.

15   NOTICES

     Any notice request instruction or other document to be given hereunder shall be delivered or sent by first class post or by facsimile transmission (such facsimile transmission notice to be confirmed by letter posted within 12 hours) to the address or to the facsimile number of the other party set out in this Agreement (or such other address or numbers as may have been notified) and any such notice or other document shall be deemed to have been served (if delivered) at the time of delivery (if sent by post) upon the expiration of 6 days after posting and (if sent by facsimile transmission) upon the expiration of 12 hours after dispatch.

     Notices to the Company         :   Mr. R. Kasbach & Mr. H. Wirt
     Facsimile Number               :   00-49-22-34-215195
     Notices to the Licensee        :   The Company Secretary
     Facsimile Number               :   01234 226600

16   INVALIDITY AND SEVERABILITY

     If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic legal and commercial objectives of the invalid or unenforceable provision.

17   ENTIRE AGREEMENT

     17.1 The Company shall not be liable to the Licensee for loss arising from or in connection with any representations agreements statements or undertakings made prior to the date of execution of this Agreement other than those representations agreements statements or undertakings confirmed by a duly authorized representative of the Company in writing or expressly incorporated or referred to in this Agreement.

     17.2 The Licensee accepts that the Licensed Program Materials were not designed and produced to its individual requirements and that it was responsible for their selection.

18   SUCCESSORS

     This Agreement shall be binding upon and enure for the benefit of the successors in title of the parties hereto.

19   ASSIGNMENT AND SUB-LICENSING

     19.1 The Licensee shall be entitled to assign or otherwise transfer this Agreement and to sub-license the use (in whole or in part) of the Licensed Program Materials in any such case only together with the Prodac System in which the same are installed.

     19.2 In the event that the Licensee shall assign or otherwise transfer this Agreement or the Licensed Program Materials or sub-license the use (in whole or in part) of the Licensed Program Materials it shall first procure that the sub-licensee enters into a License agreement with the Company substantially in the terms of this Agreement.

20   VAT

     Save insofar as otherwise expressly provided all amounts stated in this Agreement are expressed exclusive of value added tax and any value added tax arising in respect of any supply made hereunder shall on the issue of a valid tax invoice in respect of the same be paid to the party making such supply by the party to whom it is made in addition to any other consideration payable therefor.

21   HEADINGS

     Headings to clauses in this Agreement are for the purpose of information and identification only and shall not be construed as forming part of this Agreement.

22   LAW

     This Agreement shall be governed by and construed in accordance with English law and the parties hereto agree to submit to the non-exclusive jurisdiction of the English courts. The Company irrevocably appoints and authorizes Jay Benning & Peltz of One Great Cumberland Place, London W1H 7AL (or such other person being a firm of solicitors resident in England as the Company may by notice substitute) to accept service on behalf of the Company of all legal process and service on Jay Benning & Peltz (or each substitute) shall be deemed to be service on the Company.

          Executed by the parties the day and year first above written.

          Signed on behalf of PRODAC PROZESSDATENTECHNIK GmbH


By:       /s/ Authorized Signature

                    Director (duly authorised)



Signed on behalf of UK CONSUMER ELECTRONICS
LIMITED BY:


                 /s/ Director (duly authorised)

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